Exhibit 10.1

EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (hereinafter the “Agreement”) is made as of November 1, 2021, by and between Jay S. Duker, M.D., who currently resides at XXX (“Employee”) and EyePoint Pharmaceuticals, Inc. (formerly pSivida, Inc. and hereinafter together with its parent, subsidiary, and related or affiliated entities referred to as the “Company”), having its headquarters at 480 Pleasant Street, Suite A210, Watertown, Massachusetts 02472 (collectively the “Parties”).

Recitals

WHEREAS, the Parties previously entered into an employment agreement dated as of July 20, 2020 (the “2020 Agreement”);

WHEREAS, the Parties now wish to amend and restate the 2020 Agreement in its entirety to reflect the engagement of the Employee in the new role of Chief Operating Officer of the Company;

WHEREAS, the Employee desires to remain employed by and the Company desires to promote the Employee to be its Chief Operating Officer; and

WHEREAS, the Company and Employee desire to set forth the terms and conditions under which the Company agrees to employ Employee and Employee agrees to be employed by the Company as its Chief Operating Officer;

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Employee hereby agree as follows:

1.Position and Duties.

(a)Employee will continue to be employed pursuant to the 2020 Agreement until November 1, 2021 or such other date as the Company and Employee may agree (the "COO Start Date").  As of the COO Start Date, Employee will commence employment by the Company on a full time basis as its Chief Operating Officer, reporting to the President and Chief Executive

Officer (“CEO”) of the Company. This is an exempt position. During Employee’s employment, Employee may be asked from time to time, to serve as a director or officer of one or more of the Company's subsidiaries, in each case, without further compensation. If Employee’s employment with the Company terminates for any reason, then concurrently with such termination, Employee will be deemed to have resigned from any director, officer, trustee, or other positions Employee may hold with the Company, the Company's subsidiaries, or any of their respective related committees, trusts, or other similar entities, in each case unless otherwise agreed in writing by the Company and Employee.

(b)Employee agrees to perform the duties of Employee’s position and such other duties as may reasonably be assigned to Employee consistent therewith from time to time. Employee also agrees that, while employed by the Company, Employee will devote Employee’s full business time and best efforts, business judgment, skill and knowledge to the advancement of the business interests of the Company and to the discharge of all assigned duties and responsibilities for them. Notwithstanding the preceding sentence, the Company acknowledges and agrees that, for the duration of the Term, Employee shall be permitted to continue to provide medical care and related services to Employee’s patients for a period of time not to exceed, on average, one (1) day per week (the “Physician Services”). Employee shall not be entitled to any additional compensation by the Company for the Physician Services, and the Company acknowledges and agrees that Employee shall be entitled to compensation from third parties for Employee’s provision of Physician Services.

(c)Employee agrees that, while employed by the Company, Employee will comply with all Company policies, practices and procedures and all codes of ethics or business conduct applicable to Employee’s position, as in effect from time to time.

2.Compensation and Benefits. During Employee’s employment, as compensation for all services performed by Employee for the Company and its subsidiaries and subject to Employee’s full performance of Employee’s obligations hereunder, the Company will provide Employee the following pay and benefits:

(a)Base Salary. The Company will pay Employee a base salary at the rate of $500,000 per year, payable in accordance with the regular payroll practices of the Company (as may be increased, from time to time, the "Base Salary").

(b)Bonus Compensation. For each fiscal year completed during Employee’s employment under this Agreement, Employee will be eligible for an annual cash bonus. Employee’s target bonus will be 50% of the Base Salary (the "Target Bonus"), with the actual amount of any such bonus being determined by the Board of Directors of the Company (the "Board") in its sole discretion, based on Employee’s performance and that of the Company against goals established by the Board (and for the goals based on Employee’s performance, agreed to by Employee) and consistent with any applicable plan or program documents and generally applicable Company policies. Employee’s bonus eligibility for calendar year 2021 will be subject to proration, using the terms of the 2020 Agreement to determine bonus eligibility from January 1, 2021 until the day prior to the COO Start Date, and with bonus eligibility for the remainder of calendar year 2021 subject to the Target Bonus and other terms described in this paragraph. Except as otherwise expressly provided in Section 4 hereof, Employee must be employed through the end of the fiscal year to which a bonus relates in order to earn the bonus. Subject to Section 4 of this Agreement, if Employee’s employment terminates, for any reason, prior to the end of the fiscal year to which a bonus relates, the bonus is not earned.

(c)COO Equity Grants; Cash Award. With effect from the COO Start Date, Employee will be granted (A) a new award of 305,000 options (“Options”) to purchase common stock (“Stock”) with time-based vesting (i) one-quarter on the first anniversary of the COO Start Date and (ii) in equal monthly installments thereafter until vested in full on the fourth anniversary of the Start Date; and (B) an award of a number of restricted stock units (“RSUs”) having a value of $175,000 as determined by the market closing price for the Stock on the business day immediately preceding the COO Start Date.  The forms of agreement for your COO equity grants is attached hereto as Exhibit 2(c), it being understood and agreed that, notwithstanding the wording of Section 2(b)(I)(i) of the hard-coded Executive Officer Award template shown in Exhibit 2(c), the words “three-month period” shown therein shall be replaced by the words “twelve-month period” in connection with this initial equity grant.  Further, COO shall receive a one-time, lump-sum cash award of $175,000 payable on the Company’s regular payroll date immediately following the COO Start Date (the “COO Sign-On Bonus”).  The COO Sign-On Bonus shall be subject to all applicable taxes and withholdings.  Further, in the event that, on or prior to the one (1) year anniversary of the COO Start Date, Employee terminates Employee’s employment with the Company without Good Cause, or the Company terminates Employee’s employment for Cause, the COO Sign-On Bonus (net of taxes and withholdings) shall be repaid to the Company in full within ten (10) business days of such employment termination.

(d)Equity and Other Long-Term Incentive Grants. Commencing with the next annual award of equity or other long-term incentives to senior executives following your Start Date, you will be eligible for grants of equity and other long-term awards as approved by the Compensation Committee of the Board of Directors based on prevailing market practices and commensurate with your position relative to grants to other senior executives of the Company.

(e)Participation in Employee Benefit Plans. Employee will be entitled to participate in all employee benefit plans from time to time in effect for senior employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to Employee under this Agreement (e.g., a severance pay plan).  Employee’s participation will be subject to the terms of the applicable plan documents and generally applicable Company polices, as the same may be in effect from time to time, and any other restrictions or limitations imposed by law.

(f)Vacations. Employee will be entitled to four (4) weeks of vacation per year, in addition to holidays observed by the Company.  Vacation will accrue monthly on a pro-rated basis. Vacation may be taken at such times and intervals as Employee shall determine, subject to the business needs of the Company. Vacation shall otherwise be subject to the policies of the Company, as in effect from time to time.

(g)Business Expenses. The Company will pay or reimburse Employee for all reasonable business expenses incurred or paid by Employee in the performance of Employee’s duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and made known to Employee in writing, and to such reasonable substantiation and documentation as may be specified from time to time. Employee’s right to payment or reimbursement for business expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year, (ii) payment or reimbursement shall be made not later than December 31 of the calendar year following the calendar year in which the expense or payment was incurred, and (iii) the right to payment or reimbursement is not subject to liquidation or exchange for any other benefit.

(h)Professional Fees. The Company will pay Employee’s reasonable and documented professional fees incurred by him related to the negotiation and preparation of this Agreement and related agreements and other documents in an aggregate amount not to exceed $10,000.

3.Termination of Employment. Employee’s employment under this Agreement shall continue until terminated pursuant to this Section 3.

(a)By the Company for Cause. The Company may terminate Employee’s employment for Cause upon notice to Employee setting forth in reasonable detail the nature of the Cause. The following as determined by the Board in its reasonable, good faith judgment, shall constitute "Cause" for termination: (i) material or willful failure to perform duties reasonably expected and/or requested of Employee (other than by reason of disability) if not cured within 30 days of written notice of such failure; (ii) material breach of this Agreement or any other agreement between Employee and the Company, including but not limited to the Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete and Rights to Intellectual Property Agreement if not cured within 30 days of receipt of written notice of such breach; (iii) commission of, or plea of nolo contendere to, a felony or other crime involving moral turpitude; (iv) commission of fraudulent or other illegal act in commission of Employee’s duties or otherwise with respect to the Company; (v) failure to adhere to moral and ethical business principles consistent with the Company’s Code of Business Conduct and/or policies in effect from time to time; or (vi) engaging in an act or series of acts constituting misconduct resulting in a misstatement of the Company's  financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of the Sarbanes-Oxley Act of 2002; or (vii) other conduct that is or could reasonably be expected to be harmful to the interests or reputation of the Company.

(b)By the Company Without Cause. The Company may terminate Employee’s employment at any time other than for Cause upon thirty (30) days’ notice to Employee.

(c)By Employee for Good Cause. Employee may terminate Employee’s employment for Good Cause by (A) providing notice of such termination to the Company specifying in reasonable detail the condition giving rise to the Good Cause no later than the thirtieth (30th) day following Employee’s first becoming aware of such event or condition; and (B) providing the Company a period of (30) days to remedy the event or condition; and (C) written notice terminating Employee’s employment for Good Cause within fifteen (15) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without

Employee’s express prior written consent, shall constitute "Good Cause" for termination by Employee: (i) a material diminution in the nature or scope of Employee’s position, duties, or authority (other than temporarily while Employee is physically or mentally incapacitated to such a degree that Employee would be eligible for disability benefits under the Company's disability income plan or as required by applicable law); (ii) a material reduction in the Base Salary or the Target Bonus percentage; (iii) a material breach by the Company of this Agreement, including the failure of the Company to grant the equity benefits described in Section 2(c) above; or (iv) a requirement by the Company that Employee relocate to a location more than thirty (30) miles from Watertown, Massachusetts.

(d)By Employee Without Good Cause. Employee may terminate Employee’s employment at any time without Good Cause upon thirty (30) days' notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay Employee the Base Salary for that portion of the notice period so waived.

(e)Death and Disability. Employee’s employment hereunder shall automatically terminate in the event of Employee’s death during employment. In the event Employee becomes disabled during employment and, as a result, is unable to continue to perform substantially all of Employee’s duties and responsibilities under this Agreement, either with or without reasonable accommodation, the Company will continue to pay Employee the Base Salary and to provide Employee benefits in accordance with Section 2(c) above, to the extent permitted by plan terms, for up to twelve (12) weeks of disability during any period of three hundred sixty-five (365) consecutive calendar days.

4.Other Matters Related to Termination.

(a)Final Compensation. In the event of termination of Employee’s employment with the Company, howsoever occurring, the Company shall pay Employee (i) the Base Salary for the final payroll period of Employee’s employment, pro-rated through the date that Employee’s employment terminates; (ii) compensation at the rate of the Base Salary for any accrued, unused vacation time; and (iii) reimbursement, in accordance with Section 2(e) hereof, for business expenses incurred by Employee but not yet paid to Employee as of the date Employee’s employment terminates; provided Employee submits all expenses and supporting documentation required within sixty (60) days of the date Employee’s employment terminates, and provided further that such expenses are reimbursable under Company policies as then in effect (all of the foregoing, "Final Compensation"). Except as otherwise provided in Section 5(a)(iii), Final Compensation will be paid to Employee within thirty (30) days following the date of termination (or such shorter period required by law).

(b)Severance Payments. In the event of any termination of Employee’s employment pursuant to Section 3(b) or Section 3(c) above, the Company will pay Employee, in addition to Final Compensation, (i) the Base Salary for the period of twelve (12) months from the date of termination, provided, however, that if such termination occurs within the thirty (30) days prior to, or within eighteen (18) months following, a Change of Control (a “CIC Termination”) the Company will instead pay you, in addition to Final Compensation, the Base Salary for the period of eighteen (18) months from the date of such CIC Termination; (ii) one times the Target Bonus, payable in equal installments during the period of Base Salary continuation under clause (i); and (iii) provided you timely elect continuation coverage for yourself and your eligible dependents under the federal law known as “COBRA” or similar state law, a monthly amount that equals the portion of the monthly health premiums paid by the Company on your behalf and that of your eligible dependents immediately preceding the date that your employment terminates until the earlier of (A) the last day of the period of Base Salary continuation under clause (i) and (B) the date that you and your eligible dependents become ineligible for COBRA coverage pursuant to applicable law or plan terms.  The severance payments described in clauses (i) through (iii) above are referred to as the "Severance Payments". In the event a Change of Control occurs following the COO Start Date, and any options to purchase Stock or shares of restricted Stock held by Employee are assumed or substituted in such Change of Control, all such assumed or substituted options and restricted shares that remain outstanding and are not fully vested at the time of any subsequent termination of your employment pursuant to Section 3(b) or Section 3(c) shall immediately accelerate and vest in full upon such termination and the options will remain exercisable until the earlier of the first anniversary of the date of your employment termination (or three (3) months following the date of your employment termination in the case of any incentive stock options) and the last day of the option term (the “Equity Acceleration”).

(c)Conditions to and Timing of Severance Payments. Any obligation of the Company to provide Employee the Severance Payments and the Equity Acceleration is conditioned, however, on Employee’s cooperation in the transition of Employee’s duties and Employee’s execution and return to the Company of a Separation Agreement and General Release, which will include a release by Employee of all releasable claims relating to employment or separation from employment, reaffirmation of Employee’s obligations under the Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete and Rights to Intellectual Property Agreement, a twelve-month post-employment non-competition provision, and confidentiality, non-disparagement and cooperation obligations of the parties (the “Separation Agreement”) in a form substantially similar to the form attached hereto as Exhibit 4(c).  The Separation Agreement must become binding and enforceable within 60 calendar days after Employee’s termination of employment. Except as otherwise provided by this Agreement, or as may be mutually agreed by the parties, any Severance Payments to which Employee is entitled will be provided in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. Unless otherwise provided by this Agreement, the first payment will be made on the Company's next regular payday following the effective date of the Severance Agreement and General Release; but that first payment shall include all amounts accrued retroactive to the day following the date Employee’s employment terminated.

(d)Benefits Termination. Except as provided in Section 4(b) above or under COBRA, Employee’s participation in all employee benefit plans, if applicable, shall terminate in accordance with the terms of the applicable benefit plans based on the date of termination of Employee’s employment, without regard to any continuation of the Base Salary or other payment to Employee following termination and Employee shall not be eligible to earn vacation or other paid time off following the termination of Employee’s employment.

(e)Assistance in Litigation. Employee agrees to reasonably cooperate with the Company in the defense or prosecution of any claims or actions that relate to events or occurrences that transpired while Employee is or was employed by the Company. Employee’s cooperation includes, but is not limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company as requested at mutually convenient times. Employee’s cooperation also includes fully cooperating with the Company in connection with any investigation or review by any federal, state, or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee is or was employed by the Company. The Company shall pay Employee all expenses relating to such cooperation, and shall pay for his time at his then current consulting rate for all such cooperation (other than the execution and return of documents) during any period that the Company is not paying Employee wages or post-employment separation pay.

(f)Survival. Provisions of this Agreement shall survive any termination of employment if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation each party’s obligations under Section 4. The obligation of the Company to make payments to Employee under Section 4(b), are expressly conditioned upon continued full performance of Employee’s obligations under Section 4 hereof. Upon termination by either Employer or the Company, all rights, duties and obligations of Employee and the Company to each other shall cease, except as otherwise expressly provided in this Agreement.

5.Timing of Payments and Section 409A.

(a)Notwithstanding anything to the contrary in this Agreement, if at the time Employee’s employment terminates, Employee is a "specified employee," as defined below, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Employee’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section l.409A-1(b) (including without limitation  by reason  of  a short-term  deferral  or the safe  harbor  set  forth  in Section  l.409A l (b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section l.409A l(a)(5); or (C) other amounts or benefits that are not subject to the requirements of, or satisfy an exception from treatment as deferred compensation under, Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"). For purposes of this Agreement, all references to "termination of employment" and correlative phrases shall be construed to require a "separation from service" (as defined in Section l.409A-l(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term "specified employee" means an individual determined by the Company to be a specified employee under Treasury regulation Section l.409A-l(i).

(b)Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(c)In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

6.Definitions. For purposes of this Agreement, the following definitions apply: "Change of Control" means

(a)The acquisition by any Person (defined for purposes of this definition as any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) of  beneficial  ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the common stock of the Company; provided, however, that for purposes of this subsection (A), an acquisition shall not constitute a Change of Control if it is: (i) either by or directly from the Company, or by an entity controlled by the Company, (ii) by any employee benefit plan, including any related trust, sponsored or maintained by the Company or an entity controlled by the Company ("Benefit Plan"), or (iii) by an entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) of subsection (b) below; or Individuals who, as of the effective date of this Agreement, constitute the Board (together with the individuals  identified  in the proviso to  this subsection  (B), the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this agreement whose election, or nomination for election by the Company's stockholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be treated as a member of the Incumbent Board unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(b)Consummation of a reorganization, merger or consolidation involving the Company, or a sale or other disposition of all or substantially all of the assets of the Company (a "Transaction"), in each case unless, following such Transaction, (i) all or substantially all of the Persons who were the beneficial owners of the common stock of the Company outstanding immediately prior to such Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such Transaction (including, without limitation, an entity that as a result of such Transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Transaction, of the outstanding common stock of the Company, (ii) no Person (excluding any entity or wholly-owned subsidiary of any entity resulting from such Transaction or any Benefit Plan of the Company or such entity or wholly-owned subsidiary of such entity resulting from such Transaction) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the transaction and (iii) at least a majority of the members of the board of directors or similar board of the entity resulting from such Transaction were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Transaction; or

(c)Approval by the stockholders of the Company of a liquidation or dissolution of the Company.

"Person" means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its subsidiaries.

7.Conflicting Agreements. Employee hereby represents and warrants that the signing of this Agreement and the performance of Employee’s obligations under it will not breach or be in conflict with any other agreement to which Employee is a party or is bound, and that Employee is not subject to any covenants against competition or similar covenants or any court order that could affect the performance of Employee’s obligations under this Agreement. Employee agrees that Employee will not disclose to or use on behalf of the Company any confidential or proprietary information of a third party without that party's consent.

8.Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

9.Assignment. Neither Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, the Company may assign its rights and obligations under this Agreement without Employee’s consent to one of its subsidiaries or to any Person with whom the Company shall hereafter effect a reorganization, consolidate or merge, or to whom the Company shall hereafter transfer all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon Employee and the Company, and each of its respective successors, executors, administrators, heirs and permitted assigns.

10.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.Miscellaneous; Cross-Consideration. This Agreement sets forth the entire agreement between Employee and the Company, and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of Employee’s employment, other than (a) the Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete and Rights to Intellectual Property Agreement dated November 1, 2021, a copy of which is attached as Exhibit 11 and incorporated herein by reference, and (b) any equity grants, agreements or plans, as each may be amended from time to time, relating to Employee’s service as a director or as an employee whether or not prior to the COO Start Date. Employee acknowledges that (i) Employee’s eligibility to receive Severance Payments and other benefits pursuant to Section 4(b) of this Agreement, and (ii) Employee’s receipt of the grant of stock options set forth in Section 2(c) of this Agreement are contingent upon Employee’s agreement to the non-competition provisions set forth in the Confidential Information,

Non-Disclosure, Non-Solicitation, Non-Compete and Rights to Intellectual Property Agreement. Employee further acknowledges that such consideration was mutually agreed upon by Employee and the Company, and is fair and reasonable in exchange for Employee’s compliance with such non-competition obligations. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by Employee and an expressly authorized representative of the Board.

12.Notice. Any notice required to, or permitted to, be given under this agreement shall be sufficient if in writing (a) delivered personally, (b) sent by first class certified mail, return receipt requested, postage and fees pre-paid, (c) sent by prepaid overnight delivery service, to the Parties at the following addresses (or at such other addresses as shall be specified by the Parties in a like notice); or (d) in a signed document attached to an e-mail.

If to Company:	EyePoint Pharmaceuticals, Inc.
480 Pleasant Street
Suite A-210
Watertown, MA 02472
Attention: Chief People Officer
E-mail: jleonard@eyepointpharma.com

If to Employee:	Jay S. Duker, M.D.
XXX

All notices shall be deemed to have been given upon the business day of receipt.

13.Indemnification. During Employee’s employment, and for all periods thereafter for which he may be subject to liability for his acts or omissions to act with respect to his duties to the Company as an officer, the Company shall indemnify Employee pursuant to an Indemnification Agreement substantially in the form attached hereto as Exhibit 13.

14.Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to its conflicts of law provisions. Any claim arising out of, or relating to this Agreement including, without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, shall be instituted in any federal or state court in the Commonwealth of Massachusetts.  Each party agrees not to assert by way of motion, as a defense or otherwise, in any such claim, that such party is not subject personally to the jurisdiction of such court, that the claim is brought in an inconvenient forum, that the venue of the claim is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party further irrevocably submits to the exclusive jurisdiction of such court in any such claim.

Any and all service of process and any other notice in any such claim shall be effective against any party if given personally or by registered mail, return receipt requested, mailed to such party as provided herein. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

15.Usage. All pronouns and any variations thereof shall be considered to refer to the masculine, feminine or neuter, singular or plural, as the context may require. All terms defined in the Agreement in their singular or plural forms have correlative meanings when used herein in their singular or plural forms, respectively. Unless otherwise expressly provided the words “include” “includes” and “including” do not limit the preceding words or terms and shall be deemed followed by the words “without limitation.”

16.Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

17.Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts, together shall constitute one, and the same, instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EyePoint Pharmaceuticals, Inc.

By:	/s/Nancy Lurker		/s/Jay Duker
	Nancy Lurker		Jay S. Duker, M.D.
President & CEO
	Date:	10/13/2021	Date:	10/13/2021

EXHIBIT 2(c)

Equity Grant Agreement

EXHIBIT 4(c)

Form of Separation and Release Agreement

EXHIBIT 11

Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete and

Rights to Intellectual Property Agreement

EXHIBIT 13

Indemnification Agreement